Exhibit 99.1

Varonis Announces Third Quarter 2014 Financial Results

Total revenues of $25.6 million, up 38% year-over-year

License revenues of $14.2 million, up 39% year-over-year

NEW YORK, NY (November 6, 2014) - Varonis Systems, Inc. (Nasdaq: VRNS), the leading provider of software solutions for unstructured, human-generated enterprise data, today announced results for the third quarter ended September 30, 2014.

Yaki Faitelson, Varonis CEO, said, “This was a strong quarter for Varonis driven by excellent growth in both new customers and expansion within our existing customers. Companies are paying more attention to their growing volumes of valuable unstructured data. With all the well-publicized breaches, companies are also realizing that serious vulnerabilities exist internally. Varonis is the only company that can monitor, manage and protect human-generated data in critical file systems, email, intranets, and file shares, while at the same time increasing employee productivity and reducing costs, and we have proven that we can do it at scale. The use cases for our solutions keep expanding, and our overall opportunity is growing.”

Financial Highlights for the Third Quarter Ended September 30, 2014

Revenues:

•	Total revenues were $25.6 million, up 38% compared with the third quarter of 2013.

•	License revenues were $14.2 million, up 39% compared with the third quarter of 2013.

•	Maintenance and services revenues were $11.3 million, up 37% compared with the year-ago period.

Operating Loss:

•	GAAP operating loss was ($5.1) million for the quarter, compared to ($2.1) million in the third quarter of 2013.

•	Non-GAAP operating loss was ($3.9) million for the quarter, compared to ($1.6) million in the third quarter of 2013.

Net Loss:

•	GAAP net loss was ($6.4) million, compared to a net loss of ($2.6) million in the third quarter of 2013.

•	GAAP loss per share was ($0.26), compared to a loss per share of ($0.66) in the third quarter of 2013, based on 24.5 million and 3.9 million basic shares outstanding, respectively.

•	Non-GAAP net loss was ($5.1) million, compared to a net loss of ($1.1) million in the third quarter of 2013.

•	Non-GAAP loss per share was ($0.21), compared to a loss per share of ($0.06) in the third quarter of 2013, based on 24.5 million and 19.0 million basic shares outstanding, respectively.

•	The GAAP and Non-GAAP net loss for the quarter included financial expense of ($0.9) million primarily due to foreign exchange losses. In the third quarter of 2013, GAAP net loss included a loss of ($0.4) million due primarily to the revaluation of warrants to purchase convertible preferred stock, and Non-GAAP net loss included a gain of $0.5 million due primarily to foreign exchange.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP loss from operations and net loss for the three and nine months ended September 30, 2014 and 2013. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Balance Sheet and Cash Flow:

•	As of September 30, 2014, the Company had $115.3 million in cash and cash equivalents and short-term investments.

•	During the nine months ended September 30, 2014, the Company used ($4.6) million in cash for operations compared to $0.8 million generated during the first nine months of 2013.

Recent Business Highlights

•	For the third quarter of 2014, total revenues in the United States increased 42% over the prior-year period to $15.1 million, total revenues from EMEA increased 33% over the prior-year period to $8.5 million, and total revenues from Rest of World increased 32% over the prior-year period to $1.9 million.

•	Experienced continued success with our land-and-expand strategy with 36% of license and first year maintenance revenues from existing customers in the third quarter of 2014, compared to 35% in the prior-year period.

•	Added 223 new customers during the third quarter of 2014 compared with 173 in the prior-year period.

•	Announced that the Varonis Metadata Framework v6, including new functionality for four Varonis solutions, and Varonis DatAnswers, the new secure enterprise search solution that has been in customer beta since May, will be generally available before the end of the year.

•	Announced general availability of Varonis DatAnywhere 2.0, adding important new capabilities to its ground-breaking solution for secure, cloud-style file synchronization and sharing.

•	Announced the launch of Varonis Connect, a new online community to enhance collaboration and support and connect the growing number of Varonis customers and partners with experts inside Varonis and each other. Varonis Connect enables transparent information exchange, participation in open Q&A forums and access to an extensive knowledge base spanning the entire suite of Varonis solutions.

•	Ranked #5 among the fastest-growing companies with revenues between $50 million and $100 million on the annual Software 500 list and also featured on the Inc. 5000, which highlighted the company’s three-year growth of 158%.

Financial Outlook

For the fourth quarter of 2014, Varonis expects revenues in the range of $33.2 million to $33.9 million. The Company anticipates fourth quarter 2014 non-GAAP operating income in the range of $1.0 million to $2.0 million and non-GAAP earnings per diluted share in the range of $0.02 to $0.06, based on a tax provision of $0.25 million to $0.45 million and 27.2 million diluted shares outstanding. Expectations of non-GAAP income from operations and non-GAAP income per diluted share exclude stock-based compensation expense.

For the full year 2014, Varonis now expects revenues in the range of $100.8 million to $101.5 million. The Company anticipates full year 2014 non-GAAP operating loss of ($13.8) million to ($12.8) million, and non-GAAP loss per basic share in the range of ($0.60) to ($0.56), based on a tax provision of $0.8 million to $1.0 million and 24.5 million basic shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic share exclude stock-based compensation expense.

Conference Call and Webcast

Varonis will host a conference call today, November 6, 2014, at 5:00 p.m., Eastern time, to discuss the Company’s third quarter 2014 financial results, current financial guidance and other corporate developments. To access this call, dial 888-337-8169 (domestic) or 719-325-2464 (international). The passcode is 3281860. A replay of this conference call will be available through November 13, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). The replay passcode is 3281860. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP Financial Measures

Varonis believes that the use of non-GAAP operating loss and non-GAAP net loss is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and nine months ended September 30, 2014 and 2013, non-GAAP operating loss is calculated as operating loss excluding stock-based compensation expense.

For the three and nine months ended September 30, 2014 and 2013, non-GAAP net loss is calculated as net loss excluding (i) stock-based compensation expense and (ii) financial expenses resulting from the revaluation of warrants to purchase convertible preferred stock.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company believes that excluding financial expenses with respect to revaluation of warrants to purchase convertible preferred stock allows for more meaningful comparison between our net loss from period to period, especially since upon the closing of the IPO, the warrants automatically converted into warrants to purchase our common stock, and as a result, are no longer evaluated at each balance sheet date. Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis’ addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes and increased competition; the risk that Varonis may not be able to attract or retain employees, including engineers and sales personnel; Varonis’ ability to build and expand its direct sales efforts and reseller distribution channels; general economic and industry conditions, including expenditure trends for data governance and data security software; new product introductions and Varonis’ ability to develop and deliver innovative products; risks associated with international operations; Varonis’ ability to provide high-quality service and support offerings; and macroeconomic conditions. These and other important risk factors are described more fully in Varonis’ reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com

About Varonis

Varonis is the leading provider of software solutions for unstructured, human-generated enterprise data. Varonis provides an innovative software platform that allows enterprises to map, analyze, manage and migrate their unstructured data. Varonis specializes in human-generated data, a type of unstructured data that includes an enterprise’s spreadsheets, word processing documents, presentations, audio files, video files, emails, text messages and any other data created by employees. This data often contains an enterprise’s financial information, product plans, strategic initiatives, intellectual property and numerous other forms of vital information. IT and business personnel deploy Varonis software for a variety of use cases, including data governance, data security, archiving, file synchronization, enhanced mobile data accessibility and information collaboration. As of September 30, 2014, Varonis had approximately 3,000 customers, spanning leading firms in the financial services, public, healthcare, industrial, energy & utilities, technology, consumer and retail, education and media & entertainment sectors.

Investor Relations Contact:

Staci Mortenson

ICR

646-706-7516

Email: investors@varonis.com

News Media Contacts:

Mark Fredrickson

CTP

617-412-4000 x274

or 978-314-6739

Email: mfredrickson@ctpboston.com

Varonis Systems Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Revenues:
Licenses	$14,239	$10,256	$36,714	$26,633
Maintenance and services	11,324	8,254	30,920	22,294

Total revenues	25,563	18,510	67,634	48,927

Cost of revenues	2,590	1,652	7,123	4,508

Gross profit	22,973	16,858	60,511	44,419

Operating costs and expenses:
Research and development	7,316	5,712	20,587	15,106
Sales and marketing	17,741	11,115	49,168	30,823
General and administrative	3,030	2,158	8,360	5,917

Total operating expenses	28,087	18,985	78,115	51,846

Operating loss	(5,114)	(2,127)	(17,604)	(7,427)

Financial expenses, net	(944)	(387)	(908)	(1,390)

Loss before income taxes	(6,058)	(2,514)	(18,512)	(8,817)

Income taxes	(296)	(50)	(555)	(174)

Net loss	$(6,354)	$(2,564)	$(19,067)	$(8,991)

Net loss per share of common stock, basic and diluted	$(0.26)	$(0.66)	$(0.95)	$(2.32)

Weighted average number of shares used in computing net loss per share of common stock, basic and diluted	24,516,417	3,897,203	20,100,388	3,875,204

Stock-based compensation expense for the three and nine months ended September 30, 2014 and 2013 is included in the Unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Cost of revenues	$55	$9	$121	$20
Research and development	319	151	790	336
Sales and marketing	614	252	1,473	517
General and administrative	226	98	454	253

	$1,214	$510	$2,838	$1,126

Varonis Systems Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
	Unaudited	Audited
Assets
Current Assets:
Cash and cash equivalents	$115,237	$9,633
Short-term deposits	102	4,344
Restricted cash	—	171
Trade receivables, net	21,146	28,268
Prepaid expenses and other current assets	1,496	1,357

Total current assets	137,981	43,773

Long-term assets:
Other assets	950	1,625
Property and equipment, net	2,737	1,856

Total long-term assets	3,687	3,481

Total assets	$141,668	$47,254

Liabilities, convertible preferred stock and stockholders’ equity (deficiency)
Current liabilities:
Trade payables	$2,754	$2,163
Accrued expenses and other liabilities	14,881	11,643
Deferred revenues	25,914	26,591

Total current liabilities	43,549	40,397

Long-term liabilities:
Deferred revenues	3,083	2,109
Warrants to purchase convertible preferred stock	—	2,866
Severance pay	1,445	1,101
Other liabilities	445	14

Total long-term liabilities	4,973	6,090

Convertible preferred stock	—	43,775

Stockholders’ equity (deficiency):
Common stock	24	4
Accumulated other comprehensive loss	(542)	—
Additional paid-in-capital	160,484	4,741
Accumulated deficit	(66,820)	(47,753)

Total stockholders’ equity (deficiency)	93,146	(43,008)

Total liabilities, convertible preferred stock and stockholders’ equity (deficiency)	$141,668	$47,254

Varonis Systems Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2014	2013
	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(19,067)	$(8,991)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	858	566
Stock-based compensation	2,838	1,126
Capital loss from disposal of fixed assets	—	(5)
Amortization of deferred charges related to loan	93	162
Revaluation of fair value of warrants to purchase convertible preferred stock	—	1,508
Changes in assets and liabilities:
Trade receivables	7,122	5,881
Prepaid expenses and other current assets	(232)	463
Other long term assets	(615)	—
Trade payables	591	(384)
Accrued expenses and other liabilities	2,696	263
Increase in severance pay, net	344	57
Deferred revenues	297	183
Other long term liabilities	431	(47)

Net cash provided by (used in) operating activities	(4,644)	782

Cash flows from investing activities:
Decrease (increase) in short-term deposits	4,242	(1)
Decrease (increase) in long-term deposits	48	(30)
Decrease (Increase) in restricted cash	218	(332)
Purchase of property and equipment	(1,739)	(828)

Net cash provided by (used in) investing activities	2,769	(1,191)

Cash flows from financing activities:
Exercise of employee stock options	213	56
Exercise of warrants to purchase Series D convertible preferred stock	—	1,137
Payment of deferred equity offering costs	(1,181)	—
Net proceeds from initial public offering	108,447	—

Net cash provided by financing activities	107,479	1,193

Increase in cash and cash equivalents	105,604	784
Cash and cash equivalents at beginning of period	9,633	14,470

Cash and cash equivalents at end of period	$115,237	$15,254

Varonis Systems Inc.

Reconciliation of GAAP Measures to non-GAAP

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Reconciliation to non-GAAP loss from operations:

GAAP operating loss	$(5,114)	$(2,127)	$(17,604)	$(7,427)

Add back:
Stock-based compensation expense	1,214	510	2,838	1,126

Non-GAAP operating loss	$(3,900)	$(1,617)	$(14,766)	$(6,301)

Reconciliation to non-GAAP net loss:

GAAP net loss	$(6,354)	$(2,564)	$(19,067)	$(8,991)

Add back:
Stock-based compensation expense	1,214	510	2,838	1,126
Financial expenses resulting from the revaluation of warrants to purchase convertible preferred stock	—	905	—	1,508

Non-GAAP net loss	$(5,140)	$(1,149)	$(16,229)	$(6,357)

GAAP Weighted average number of common shares outstanding - basic and diluted	24,516,417	3,897,203	20,100,388	3,875,204
Add:
Additional weighted average shares giving effect to initial public offering and conversion of preferred stock at the beginning of the period	—	15,082,141	4,346,285	15,082,141
Non-GAAP weighted average number of common shares outstanding - basic and diluted	24,516,417	18,979,344	24,446,673	18,957,345

Non-GAAP net loss per common share - basic and diluted	$(0.21)	$(0.06)	$(0.66)	$(0.34)

GAAP net loss per common share - basic and diluted	$(0.26)	$(0.66)	$(0.95)	$(2.32)